EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 3, 2004 relating to the consolidated financial statements of The Cheesecake Factory Incorporated, which appears in The Cheesecake Factory Incorporated’s Annual Report on Form 10-K for the year ended December 30, 2003.

PricewaterhouseCoopers LLP

Los Angeles, California
September 2, 2004